Exhibit 10.46

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of December 9, 1999 by and between Biocoat, Incorporated (“Biocoat”), a Pennsylvania corporation with its principal place of business at 455 Pennsylvania Ave., Fort Washington, PA 19034 and Micro Therapeutics, Inc. (“MTI”) a California corporation with its principal place of business at:  2 Goodyear, Irvine, California 92618.

WHEREAS, Biocoat owns patent rights and is licensed under patent rights of others with the right to sublicense, and possesses know-how and technical information relating to lubricious hydrophilic coatings, for application to medical devices, such as catheters and guidewires, and

WHEREAS, MTI desires to obtain a license from Biocoat under such patent rights and to have access to Biocoat know-how and technical information to enable MTI to apply such coatings, to be furnished by Biocoat, to certain products and Biocoat is agreeable to granting such a license pursuant to the terms of this Agreement,

NOW, THEREFORE, in consideration of the terms, conditions and covenants set forth below, the parties hereby agree as follows:

1.0                                 Definitions.  For purposes of this Agreement, the following definitions shall apply:

1.1                                 “Affiliate” means, with respect to any party, its direct or indirect parent company, if any, and any company, firm or other entity more than fifty percent (50%) of whose issued and voting capital or share participation is owned or controlled, directly or indirectly, by such party or by its parent company, but only for so long as such ownership or control shall continue.

1.2                                 “Product” means any of the products described in Schedule A, which is attached to and made part of this Agreement.  MTI reserves t he right to add and/or modify Schedule A for newly developed products, subject to approval by Biocoat, which approval will not be withheld unless the change conflicts with contractual obligations to a third party.

1.3                                 “Net Sales” means the net billings of MTI and its Affiliates from sales of Licensed Products to unaffiliated (i.e., other than Affiliate) third parties, after deducting normal and customary cash and trade discounts, returns, allowances and commissions to agents, and any excise, sales or use or other similar taxes.

1.4                                 “Field” means devices used in vascular access procedures.

1.5                                 “Medical Device Company” means a company which manufactures or markets “finished devices” as that term is defined in the Current Good Manufacturing Practice regulation of the U.S. Food and Drug Administration.

1.6                                 “Patents” means the patents and patent application described in Schedule B, which is attached to and made a part of this Agreement.

1.7                                 “Technology” means any process for applying a coating of hyaluronan to medical devices utilizing any adhesive layer consisting of acrylic copolymers.

1.8                                 “Proprietary Information” means all know-how, trade secrets, inventions, data, technology, and information, owned, acquired, developed or controlled by, or licensed to, Biocoat relating to the Patents or the Technology which is used or useful with respect to Licensed Products, including the composition and processes for producing the acrylic copolymers and hyaluronan solutions.

1.9                                 “Licensed Product” means any Product indicated for use in the Field which is processed with a coating of hyaluronan using the Patents or the Proprietary Information.

1.10                           “Territory” means all countries of the world.

2.0                                 Grant.

2.1                                 Subject to the terms of this Agreement, Biocoat hereby grants to MTI non-exclusive licenses in the Territory under the Patents and the Proprietary Information, to make, have made, use and sell Licensed Products with respect to those Products identified in Schedule A.  The foregoing non-exclusive license does not include the right to grant sublicenses.

2.2                                 Biocoat hereby retains the right to develop coatings for, supply coatings to, and enter into coatings license and supply agreements with third parties so long as such agreements do not conflict with the rights of MTI pursuant to this Agreement.

2.3                                 Biocoat hereby grants to MTI a fully paid, royalty-free license to use the trademark HYDAK in connection with the Licensed Products made or sold pursuant to this Agreement. This trademark license shall be in effect only during the term of this Agreement.  MTI agrees that Biocoat shall have full control over the manner in which MTI uses this licensed mark, and shall permit representatives of Biocoat to make inspections of the facilities of MTI during normal business hours and with reasonable notice, to insure that the requirements of this license are fulfilled.  All use of the licensed mark, by MTI, shall inure to the benefit of Biocoat and MTI shall not acquire any ownership rights in the mark by reason of such use.

2.4                                 MTI agrees to include relevant numbers of the Patents in the labeling information supplied with Licensed Products.

2.5                                 Biocoat agrees to supply the proprietary acrylic copolymers and hyaluronan solutions needed to produce the Licensed Products, as set forth in Schedule C, which is attached to and make a part of this Agreement.

In the event that Biocoat is not able to produce and deliver the acrylic copolymers or hyaluronan solutions for a period of sixty (60) days or more, it will promptly advise MTI of such fact and provide the formulas and process description for producing the acrylic copolymers to MTI.

In order to ensure that the formulas and process description are delivered, Biocoat will, within ninety (90) days of the date of this Agreement, deliver in escrow the formulas and process description to William H. Eilberg, Esq., 420 Old York Road, Jenkington, PA 19046, with instructions to deliver such to

MTI in the event above stated, or in case Biocoat ceases to exist without there being a rightful Assignee under Section 12.1 of this Agreement.

2.6                                 If Biocoat makes any developments or improvements to the Technology, whether or not such are patented, Biocoat shall notify MTI of the existence of such development or improvement, including sufficient technical detail so that MTI can understand the significance of the development or improvement, and will offer MTI an opportunity to license such development or improvements on terms to be negotiated.  Notwithstanding the preceding sentence, Biocoat shall have not obligations to notify MTI of improvements or developments if such notification would violate an agreement between Biocoat and a third party.  If MTI chooses not to license such development or improvement, Biocoat shall have no further obligation to MTI with respect to such development or improvement.

3.0                                 Payments.  In consideration of the licenses and other rights granted to MTI herein and the disclosure to MTI of Proprietary Information, MTI shall make payments to Biocoat as follows:

3.1                                 MTI hereby agrees to pay a license fee of twenty-five thousand U.S. dollars, ($25,000), reduced by previously paid development costs incurred by MTI of $6,966.76, for a net payment of $18,033.24 to Biocoat with the signing of this Agreement.

3.2                                 Except as modified by Sections 3.3 and 8.2, for each three (3) months period ending on the last day of March,

June, September or December after MTI executes this Agreement, MTI shall pay to Biocoat, in U.S. dollars, a royalty amount calculated in accordance with the rates set forth in Schedule D which is attached to and made a part of this Agreement.  Quarterly royalty payments shall be made within forty five (45) days after the end of such three (3) month period.

3.3                                 If, for any Licensed Product, in any calendar year, the number of units of such Licensed Product sold to any and all unaffiliated (i.e., other than an Affiliates) Medical Device Companies (“OEM” sales or units) exceeds 10% of the total units sold of such Licensed Product, MTI shall adjust the calculation of Net Sales for such Licensed Product by applying the average per unit price for non-OEM sales (instead of the average per unit price for OEM sales) to the OEM units sold.

If it is not possible to determine the average unit price for non-OEM sales, it shall be assumed that the average unit price for non-OEM sales is two times the average unit price for OEM sales.

3.4                                 Overdue payments to Biocoat shall accrue interest, which MTI shall pay to Biocoat, at 3% above the prime rate posted by Chase Manhattan Bank, New York, NY.

3.5                                 The payment of royalties as set forth in this Article and in Schedule C is in addition to the purchase price of the coating solutions as set forth in Schedule C.

4.0                                 Accounting and Audit.

4.1                                 The rate of exchange to be used in computing the

amount of the U.S. Dollar equivalent of the currency in which non-U.S. sales may be expressed shall be the commercial exchange rate in effect in New York, New York, on the date on which payment for such Net Sales is due.

4.2                                 Accompanying each quarterly royalty payment, MTI will provide Biocoat with a statement which itemizes the amount of royalty due, by Product.  MTI shall keep accurate records in sufficient detail to enable the aforesaid payments to be determined.

4.3                                 At Biocoat’s request and expense, MTI shall permit an independent certified public accountant to have access once in each royalty year, during regular business hours and upon reasonable notice to MTI, to such of the records of MTI as may be necessary to verify the accuracy of the reports required under this Agreement.  If, in any royalty year a deficiency in excess of five (5%) percent exists, MTI shall reimburse Biocoat for the reasonable fee and expenses of such audit; MTI shall pay any such deficiency with interest thereon as set forth in Article 3.3

5.0                                 Confidentiality.  Each party undertakes to keep secret and confidential and not to disclose to any third party any Proprietary Information disclosed to it by the other party or learned by it from the other party in the course of implementing this Agreement except:

(a)                                  Information which at the time of disclosure is in the public domain or publicly known or available;

(b)                                 Information which, after disclosure, becomes

part of the public domain or publicly known or available by publication or otherwise, except by breach of this Agreement by the receiving party;

(c)                                  Information which the receiver receives from a third party; provided, however, that such information was not illegally or improperly obtained by such third party from the other party; and

(d)                                 Information which the receiver derives independently of such disclosure.

Not withstanding the above, it shall not be a breach of this Agreement for a party to disclose the existence of this Agreement or the identity of the other party.

6.0                                 Technical Assistance.  Following the execution of this Agreement, Biocoat shall furnish personnel having knowledge of the Proprietary Information to consult with MTI technical personnel concerning the applications of the Technology to the Licensed Products, provided that MTI shall (a) reimburse Biocoat for the reasonable travel and living expenses incurred by such personnel for travel requested by MTI hereunder, and (b) pay Biocoat a charge of $750 per person per day.  Biocoat may increase this per person per day charge from time to time but the rate of such increase shall not exceed increases in the Consumer Price Index.

7.0                                 Warranty.

7.1                                 Biocoat represents and warrants that it is the owner of the trademark Hydak and all right, title and interest in and to the Patents listed in the top section of Schedule B and has been licensed under the Biomatrix patents listed in the bottom section of Schedule B and has the unrestricted power and authority to grant the licenses and give access to the Proprietary Information as provided herein.  Biocoat represents and warrants that as of the date of this Agreement it has no knowledge of any pending or threatened litigation against Biocoat which might impair the rights licensed hereunder, nor does it have knowledge of any dominant patens or patent rights which might reasonably be infringed by MTI manufacture, use and sale of the Licensed Products.

8.0                                 Term.

8.1                                 This Agreement, unless earlier terminated as provided for in Section 8.4 hereof, terminates upon the later of:  (1) the expiration of the last to expire of the Patents; or (2) fifteen (15) years after the date of this Agreement.

8.2                                 After the expiration of the last to expire of the Patents, this Agreement converts from a patent license to a license of know-how at that point and the royalty amounts payable in accordance with Section 3.2 shall be calculated in accordance with the rates as set forth in Scheduled D to this Agreement.

8.3                                 The provisions of Sections 4.0, 5.0 and 10.0 shall survive the expiration or termination of this Agreement.

8.4                                 If either party hereto shall commit any breach of any material provision of this Agreement, and shall not, within sixty (60) days written notice of such breach by the other party, correct such breach, then such other party shall have the right to terminate this Agreement upon a further thirty (30) days notice to the breaching party.  The right of either party to take such action shall not be affected in any way by its failure to take any action with respect to any previous breach.

8.5                                 Upon any termination of this Agreement by MTI under Section 8.4 hereof, all rights ranted herein to MTI shall terminate.  Termination of this Agreement for any reason s hall be without prejudice to Biocoat’s right to receive all payments accrued under Section 3.0 hereof prior to the effective date of such termination and any other remedies which any party may otherwise have.

8.6                                 No party shall be liable for failure of or delay in performing any obligation set forth in this Agreement, and no party shall be deemed in breach of its obligations hereunder, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party.

8.7                                 Termination of this Agreement under Section 8.4 hereof shall not relieve either party of obligations incurred prior to termination.

9.0                                 Infringement.  If at any time during the term of this Agreement either MTI or Biocoat (a “party”) shall become aware of any third party’s infringement or threatened infringement in the Field of any Patent claim or claims embracing a Licensed Product sold by MTI the following provisions shall apply:

9.1                                 The party having such knowledge shall forthwith give notice to the other party.  If there is disagreement between the parties as to whether the act complained of is in fact an infringement of any patent claim or claims, the parties shall refer such issue to a mutually acceptable independent patent counsel.  The opinion of such counsel shall be final and binding on the parties and costs incurred in that regard shall be shared fifty percent (50%) by MTI and fifty percent (50%) by Biocoat.

9.2                                 If within ninety (90) days following receipt of notice from MTI to Biocoat of any such infringement or ninety (90) days after receipt of the opinion of independent patent counsel concluding existence of such infringement, Biocoat fails to halt such infringement or to initiate litigation to do so, MTI shall have the right to initiate such litigation in its own name or in the name of Biocoat as it deems necessary or appropriate.  Biocoat shall cooperate with MTI as is reasonably necessary in any such litigation brought by MTI in its own name or in Biocoat’s name.  In addition, Biocoat shall have the right to determine what proportion, if any, of the expenses of such litigation it will bear by providing written notice thereof to MTI within thirty (30) days of the date of receipt by Biocoat of notice that MTI has initiated litigation (it is understood by the parties that the proportion of expenses borne by Biocoat shall determine Biocoat’s s hare of monetary recover as provided in Section 9.3 below).

9.3                                 In the event any monetary recovery in connection with such litigation is obtained (regardless of whether MTI or Biocoat brought such litigation ), such monetary recovery shall be applied in the following priority:  first, to the reimbursement of Biocoat and MTI for their out-of-pocket expenses (including reasonable attorneys fees) in connection with such litigation; second, the balance to be shared by Biocoat and MTI in proportion to the amounts spent by the parties in conducting the litigation as provided in Section 9.2 above.  If the monetary recovery is less than the out-of-pocket expenses of Biocoat and MTI, reimbursement of these expenses shall be on a pro-rata basis.  If the monetary recover is less than the out-of-pocket expenses of Biocoat and MTI, reimbursement of these expenses shall be in proportion to the amount spent by the parties in conducting the litigation as provided herein.

10.0                           Indemnification.  MTI shall indemnify and hold Biocoat (as well as its Directors and Officers) harmless from and against any and all expenses (including any and all attorneys fees), claims, demands, liabilities or money judgments for death or bodily injury incurred by or rendered against Biocoat which arise out of or are related to the use, manufacturing, sale or distribution of a Licensed Product by MTI.

11.0                           Insurance.  MTI shall provide Biocoat evidence of product liability coverage naming Biocoat as an additional insured.

12.0                           General.

12.1                           Assignment.  Neither MTI nor Biocoat shall have the right to assign (including by sale, merger or, otherwise by operation of law) any or all of its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that consent shall not be required in the event of a sale by either MTI or Biocoat of substantially all of its assets to another entity, provided that such other entity undertakes to accept all terms and conditions hereof and carry out all obligations hereunder.

This Agreement and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of the respective successors, assignees who rightfully become an Assignee, under this Section.

12.2                           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto in respect of the subject matter hereof.  This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by a duly authorized officer of each of the parties hereto.

12.3                           Waiver and Severability.  The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision or to be a waiver of the enforceability of the provision itself.

12.4                           Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania whose courts shall, except as limited by the provisions of the binding arbitration provisions of Section 12.5 below, have jurisdiction over the parties hereto and all matters arising hereunder.

12.5                           Arbitration.  The parties agree that any disputes

arising under this Agreement that cannot be resolved by the parties shall be submitted to binding arbitration in Philadelphia, PA.  Both parties agree to be bound, and to abide by the decision reached in such arbitration including the entry of judgment upon the award of the arbitrator(s) in such arbitration.

12.6                           Invalidity.  If any of the provisions of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

12.7                           Notice.  Any notice required or to be given hereunder shall be considered delivered when deposited, postage prepaid, in the United States mail, certified or registered mail, or by telecopier, to the address of the other party as specified below or as subsequently modified in writing by the parties.

If to Biocoat:

455 Pennsylvania Ave.

Fort Washington, PA  19034

Attn: President

If to MTI:

2 Goodyear

Irvine, CA  92618

Attn:  V.P. of Operations

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective the day and year set forth below, under the MTI signature.

Micro Therapeutics, Inc.		Biocoat, Incorporated
By:	/s/William M. McLain	By:	/s/Djoerd Hoekstra
Djoerd Hoekstra
President

Date:	12/8/99	Date:	12/03/99

SCHEDULE A

PRODUCTS

Model #	Name	Description

105-5080	REBAR-14	OTW MICROCATHETER .0165”

105-5082 105-5083	REBAR-18	OTW MICROCATHETER .021” OF VARIOUS LENGTHS
105-5084

105-5085 105-5086	REBAR-HF	OTW MICROCATHETER .027” OF VARIOIUS LENGTHS

SCHEDULE B

Patents of Biocoat, Incorporated

U.S. Patents	Expiration Date

4,663,233	October 24, 2005
4,801,475	January 31, 2006
5,023,114	January 31, 2006
5,037,677	January 31, 2006

Foreign Patents

France	90 08988
France	85 12625
Great Britain	2,163,436
Israel	75729
Germany	3529758

Patents of Biomatrix, Inc.

U.S. Patents	Expiration Date

4,487,865	December 11, 2001
4,500,676	December 11, 2001

Foreign Patents

Canada	1,223,383	1,218,776
Australia	55,1704	551,728
Japan	1,481,361	None
Great Britain	2,151,247	2,151,246
France	84-17,955	84-17,954
Germany	3,434,123	3,434,042
Italy	1,178,587	1,178,5868

SCHEDULE C

MTI shall purchase all proprietary acrylic copolymers and hyaluronan solutions used to make Licensed Products from Biocoat.

MTI has no minimum purchase requirement of such polymers.

Biocoat will certify each batch of polymer supplied to MTI with regard to conformance with agreed upon specifications.

The current (1999) cost for the Hydak G-23 acrylic copolymer equals $300 per liter, plus shipping.  The current cost for the Hydak A-14 hyaluronan solution depends on volume as follows:

At 4 liters/week or less	– cost is $500/liter
At 6 liters/week	– cost is $450/liter
At 8 liters/week or more	– cost is $400/liter

SCHEDULE D

ROYALTY RATE SCHEDULE

1.               ROYALTY RATE – Patent License (until expiration of the last to expire patents on January 31, 2006).

a.               For the first million U.S. dollars of Net Sales in a given calendar year, the rate will be 5%.

b.              For Net Sales over one million U.S. dollars in a given calendar year, the rate will be 3%.

2.               ROYALTY RATE – Know-How License

a.               For the first million U.S. dollars of Net Sales in a given calendar year, the rate will be 2.5%.

b.              For Net Sales over one million U.S. dollars in a given calendar year, the rate will be 1.5%.